Exhibit 10.8

[Form of]

Patent Assignment Agreement and License

This Patent Assignment Agreement (this “Agreement”), effective as of _________ , 2005 (the “Effective Date”) is between The Dow Chemical Company, a Delaware corporation (“Dow”) and Millennium Cell Inc., a Delaware corporation (“MCEL”). Dow and MCEL also may be referred to herein individually as a “Party” or collectively as the “Parties.”

Recitals

WHEREAS, the Parties entered into that certain Stock Purchase Agreement, dated as of February 27, 2005 (the “Stock Purchase Agreement”), pursuant to which, among other things, at the First Closing (as defined in the Stock Purchase Agreement), the Parties are to enter into this Agreement;

WHEREAS, the First Closing (as defined in the Stock Purchase Agreement) has occurred and, simultaneously therewith, the Parties are entering into this Agreement pursuant of the Stock Purchase Agreement;

WHEREAS, simultaneously with the entering into of this Agreement, Dow and MCEL have also entered into that certain Joint Development Agreement, dated as of the date hereof (the “Joint Development Agreement”);

WHEREAS, simultaneously with the entering into of this Agreement, Dow and MCEL have also entered into the Cross-Licensing and Intellectual Property Agreement, dated as of the date hereof (the “Cross-Licensing Agreement”);

WHEREAS, prior to entering into the Joint Development Agreement, Dow and MCEL have jointly filed the Patent (as defined below) that is the subject of this Patent Assignment Agreement;

WHEREAS, Dow now desires to assign to MCEL Dow’s interest in said jointly filed Patent, and MCEL desires to accept such assignment; and

WHEREAS, MCEL desires to grant, and Dow desires to accept, a license under said Patent, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereto, in consideration of the mutual agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

Article I - Definitions

1.01 “Affiliate” means, with respect to any person or entity (a “Person”), any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, officer, director, or member of such Person; provided, however, that Dow is not an Affiliate of MCEL.

1.02 “Application” has the meaning given such term in the Cross-Licensing Agreement.

1.03 “Field of Use” has the meaning given such term in the Cross-Licensing Agreement.

1.04 “JDA Intellectual Property” has the meaning given such term in the Cross-Licensing Agreement.

1.05 “MFN License” has the meaning given such term in the Cross-Licensing Agreement.

1.06 “Non-Exclusive Areas” means, collectively, outside of the Field of Use (whether or not within the Application) and outside of the Application (whether or not within the Field of Use).

1.07 “Patent” means US Provisional Patent Application Serial No. 60/562,132, filed jointly between MCEL and Dow on April 14, 2004, and all other intellectual property rights claiming priority from such provisional patent application.

1.08 “Use” means the right to use, practice, make, have made, reproduce, modify, enhance, upgrade, create derivative works, import, export, copy and sell, offer for sale, license and/or sublicense.

Article II - Assignment

In conjunction with and simultaneously with the First Closing (as defined in the Stock Purchase Agreement), Dow agrees to make the following contributions:

2.01 Dow hereby assigns to MCEL as a contribution the entire right, title and interest of Dow and its Affiliates in and to the Patent, and MCEL agrees to accept the assignment from Dow.

2.02 Dow will provide MCEL duly executed assignments in recordable form for the Patent no later than thirty (30) days from the Effective Date.

Article III - License

3.01	MCEL, on behalf of itself and its Affiliates, hereby grants to Dow a fully paid-up, world-wide, non-cancelable, sub-licensable, non-exclusive license under the Patent for any Use in the Non-Exclusive Areas.

3.02	“Most Favored Nation” License of the Patent within Field of Use and within Application. Upon the written request of Dow, MCEL shall grant to Dow, and Dow shall accept from MCEL, an MFN License subject to the procedure contained in the Cross-Licensing Agreement with respect to JDA Intellectual Property.

3.03	Dow’s Right of First Refusal in the Patent. In the event MCEL proposes to grant an exclusive license or exclusive transfer of the Patent to any third party licensee or transferee for any Use within the Field of Use and within the Application, Dow shall have a right of first refusal to enter into such license or transfer agreement with respect to the Patent on substantially similar terms as the terms in which MCEL proposes to license or transfer the Patent to such third party licensee or transferee, subject to the procedure contained in the Cross-Licensing Agreement.

Article IV - Investment in MCEL

4.01 In consideration of the undertakings of Dow pursuant to this Agreement, Dow will be issued Preferred Shares (as defined in the Stock Purchase Agreement) and Warrants (as defined in the Stock Purchase Agreement) of MCEL pursuant to the terms of the Stock Purchase Agreement between Dow and MCEL.

Article V - Warranties, Indemnifications and Representations

5.01 Except as expressly stated in this Agreement, the Patent is provided to MCEL “as is”.

5.02 Dow’s only duties under this Agreement are those expressly set out herein. Dow disclaims any other oral or implied duties or obligations with respect to the Patent. In particular and without limitation, this Agreement does not grant MCEL any right to receive technical assistance or impose upon Dow or its Affiliates any duty to provide technical assistance.

5.03 In no event will either Party be liable to the other Party for any consequential, special, punitive, exemplary, indirect or incidental damages as a result of activities under this Agreement. This Section 5.03 will apply regardless of whether the damages were foreseeable, and irrespective of the theory or cause of action upon which such damages might be based, including but not limited to negligence or other tort, contract, strict liability, breach of warranty, or otherwise.

5.04 MCEL will be solely responsible for and assumes all risks of its practice under the Patent. Dow expressly disclaims any warranty and obligation with respect to the performance or operability of any practice under the Patent.

5.05  MCEL agrees to hold harmless and indemnify Dow, its officers, directors, employees and agents and its Affiliates’ officers, directors, employees and agents, from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the Patent by MCEL.

5.06 Dow warrants and represents to MCEL as of the Effective Date that:

(a)	it has the full right to convey the interests in the Patent herein assigned;

(b)	it has no actual knowledge of any cause, claim or other matter that would preclude issuance of the Patent, provided, however, that Dow makes no warranty or representation that any such cause, claim or other matter does not exist;

5.07  Except as specifically provided herein, Dow and its Affiliates disclaim any and all express or implied warranties (1) with respect to the Patent including, but not limited to, any warranty that the Patent is valid or enforceable, or that MCEL’s practice of the Patent will not infringe patents owned by third parties; and (2) as to the operability or fitness for any particular purpose of the intellectual property encompassed within the Patent.

Article VI - Miscellaneous

6.01 No Party shall assign any rights or obligations under this Agreement without the prior written consent of the other Party, provided, however, that Dow may assign any and all rights and obligations under this Agreement to any of its Affiliates.

6.02 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

6.03 All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day (as defined in the Stock Purchase Agreement), (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address or facsimile number set forth below or to such other address or facsimile number as delivered by notice to the other in accordance with this Section 6.03:

If to MCEL:
Millennium Cell Inc.
1 Industrial Way West
Eatontown, New Jersey 07724
Attention: President
Facsimile: 732.542.4010

With a copy to:

Dickstein, Shapiro, Morin & Oshinsky LLP
2101 L Street, N.W.
Washington, D.C. 20031-1526
Attention: Neil Lefkowitz
Facsimile: 202.887.0689

If to Dow:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Attention: Director, Emerging Energy, Dow Ventures
Facsimile: 989.638.7133

With a copy to:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Attention: Business Counsel, Dow Ventures
Facsimile: 989.636.7594

King & Spalding LLP
1700 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Attention: David Gibbons
Facsimile: 202.626.3737

6.04 Each Party will, at any time and from time to time, after the Effective Date, upon request of any other Party, do, execute, acknowledge and deliver, all such further documents, assignments, agreements, and the like, as may be appropriate, necessary or required to carry out the transactions contemplated in this Agreement.

6.05 This Agreement may be executed in two or more identical counterparts, each of which will be valid as an original, but all of which together shall constitute one and the same instrument.

6.06 This Agreement and the other Transaction Agreements (as defined in the Stock Purchase Agreement) constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, as of the date first above written.

MILLENNIUM CELL INC.

By: _____________________________________
Name:
Title:

THE DOW CHEMICAL COMPANY

By: _____________________________________
Name:
Title: